                                                                      Exhibit 99

LEVI                                1155 Battery Street, San Francisco, CA 94111
STRAUSS
   & Co.
  NEWS                              Investor Contact: Christine Greany
                                                      Tidal Communications, Inc.
                                                      (203) 866-4401
For Immediate Release
---------------------
                                    Media Contact:    Linda Butler
                                                      Levi Strauss & Co.
                                                      (415) 501-3317


           LEVI STRAUSS & CO. REPORTS FIRST-QUARTER FINANCIAL RESULTS


SAN FRANCISCO (March 20, 2001) - Levi Strauss & Co. today announced financial results for the first quarter of fiscal 2001 ended February 25, 2001. While first-quarter results were impacted by the difficult retail climate, the company continues to make progress in its business turnaround through supply chain improvements, product innovation, new marketing campaigns and improved retail presentation.

First-quarter net sales declined 8.0 percent to $996 million from $1,082 million in the first quarter of fiscal 2000. Had currency rates remained constant at 2000 levels, net sales would have declined approximately 5 percent for the period.

Philip Marineau, the company's president and chief executive officer, said, "Our results are satisfactory in light of the weak retail and apparel markets, which affected our performance in the latter part of the first quarter.

"Despite the tough retail environment, we're on track with our business turnaround," added Marineau. "We expect to stabilize our sales on a constant-currency basis this year. We're restoring our financial strength, delivering market-right products, improving our operations and enhancing our retailer relationships."


                                     -more-

LS&CO. Q1/Add One
March 20, 2001

First-quarter gross profit was $440 million compared to $450 million in the first quarter of 2000, while gross margin improved to 44.2 percent from 41.6 percent in the prior-year period. Most of the increase in gross margin is attributable to lower sourcing and fabric costs, reduced inventory markdowns and improved product mix. Additionally, the 2001 figures include a reversal of workers' compensation accruals of $8 million. Excluding this adjustment, gross profit would have been $432 million, while gross margin would have been 43.4 percent.

Operating income for the period decreased 8.4 percent to $121 million compared to $132 million in the first quarter of fiscal 2000.

EBITDA, which the company defines as operating income excluding depreciation and amortization, decreased 7.1 percent to $142 million versus $153 million in the first quarter of 2000. EBITDA margin increased to 14.2 percent, compared to 14.1 percent in the first quarter of last year.

Net income in the first quarter decreased to $30 million compared to $65 million in fiscal 2000. Without a one-time, pre-tax gain of $26 million related to the sale of office space, and after adjusting for taxes, net income in the first quarter of fiscal 2000 would have been $48 million.

Marineau said, "We have a terrific assortment of fashion and basic products for the spring season, including our innovative Levi's(R) Engineered Jeans(TM) with new finishes; Levi's(R) 569(R) jeans and other Red Tab(TM) basics; new Silvertab(R) fashion products; and seasonal Dockers(R) products such as women's capri pants. And we're supporting our brands with new ad and promotional campaigns throughout the world."

As of February 25, 2001, total debt was $2.2 billion compared to $2.1 billion on November 26, 2000 and $2.4 billion on February 27, 2000.

Bill Chiasson, the company's chief financial officer, noted, "We significantly improved our debt structure in recent months and, given the improved margins and quality of sales, the business continues to generate strong cash flow, providing us with the flexibility to maintain the pace of our turnaround efforts. In 2001, we are committed to delivering gross margins and EBITDA margins in line with our previously stated targets, while at the same time controlling expenses and further reducing our debt."
                                     -more-

LS&CO. Q1/Add Two
March 20, 2001

Levi Strauss & Co. is one of the world's leading branded apparel companies, marketing its products in more than 80 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi's(R), Dockers(R) and Slates(R) brands.

The company's first-quarter investor conference call, featuring Philip Marineau, chief executive officer; Bill Chiasson, chief financial officer; and Joe Maurer, treasurer, will be available through a live audio Webcast at www.levistrauss.com on March 20, 2001 at 10 a.m. EST. A replay is available on the Web site the same day beginning at approximately 2 p.m. EST and will remain until April 6, 2001. A telephone replay also is available at (402) 220-1950 from approximately noon EST through March 27, 2001.

This news release includes forward-looking statements about sales performance and trends, fashion trends, product innovation and new product development in our three brands, product mix, inventory position and management, expense levels including overhead and advertising expense, debt repayment and liquidity, customer orders, retail relationships and developments including sell-through, presentation of product at retail and marketing collaborations, retail conditions and marketing and advertising initiatives. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. When used in this release, the words "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

These forward-looking statements are subject to risks and uncertainties including, without limitation, risks related to the impact of competitive products; changing fashion trends; U.S. retail conditions and retail conditions outside the U.S.; dependence on key distribution channels, customers and suppliers; our supply chain executional performance; ongoing competitive pressures in the apparel industry; changing international and domestic retail environments; changes in the level of consumer spending or preferences in apparel; general economic conditions; trade restrictions; political or financial instability in countries where our products are manufactured; and other risks detailed in our Annual Report on Form 10-K, registration statements and other filings with the Securities and Exchange Commission. Our actual results might differ materially from historical performance or current expectations. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                   ###


                                       LEVI STRAUSS & CO.

                               CONSOLIDATED STATEMENTS OF INCOME
                                     (Dollars in Thousands)
                                         (Unaudited)

                                                                        Three Months Ended
                                                                     -----------------------
                                                                     Feb. 25,       Feb. 27,
                                                                     -------        --------
                                                                     2001           2000
                                                                     -----          ----

Net sales........................................................    $996,382      $1,082,437
Cost of goods sold...............................................     556,449         632,442
                                                                     --------      ----------
   Gross profit..................................................     439,933         449,995
Marketing, general and administrative expenses...................     326,095         322,111
Other operating income...........................................      (7,174)         (4,183)
                                                                     --------      ----------
   Operating income..............................................     121,012         132,067
Interest expense.................................................      69,205          56,782
Other (income) expense, net......................................       4,868         (24,958)
                                                                     --------      ----------
   Income before taxes...........................................      46,939         100,243
Income tax expense...............................................      17,367          35,084
                                                                     --------      ----------
   Net income....................................................    $ 29,572      $   65,159
                                                                     ========      ==========

                               NET SALES BY REGION
                                 (in millions)
                                   (Unaudited)

                                      Three Months Ended
                                      ------------------
Net Sales                       Feb. 25,     Feb. 27,     Percent
---------                       --------     --------     -------
                                2001         2000         Change
                                ----         ----         ------

Americas                        $662.2      $  690.5       (4.1%)
Europe                           257.3         303.0      (15.1%)
Asia                              76.9          88.9      (13.5%)

Total Company                   $996.4      $1,082.4       (8.0%)



                                     Three Months Ended
                                     ------------------
Net Sales at Prior- Year        Feb. 25,     Feb. 27,      Percent
Currency Exchange Rates         --------     --------      -------
                                2001         2000          Change
                                ----         ----          ------
                               (Restated)
                               ----------


Americas                      $  663.4      $  690.5       (3.9%)
Europe                           281.6         303.0       (7.1%)
Asia                              83.7          88.9       (5.8%)

Total Company                 $1,028.7      $1,082.4       (5.0%)


                                                          LEVI STRAUSS & CO.

                                                 CONDENSED CONSOLIDATED BALANCE SHEETS
                                                        (Dollars in Thousands)

                                                                                      February 25,  November 26,
                                                                                      ------------  ------------
                                                                                         2001           2000
                                                                                         -----          ----
                                                                                      (Unaudited)

ASSETS
------

Cash and cash equivalents............................................................   $   82,223    $  117,058
Trade receivables, net...............................................................      565,928       660,128
Total inventories ...................................................................      743,954       652,249
Property, plant and equipment, net. .................................................      558,936       574,039
Other assets ........................................................................    1,180,814     1,202,254
                                                                                        ----------    ----------
                  Total Assets.......................................................   $3,131,855    $3,205,728
                                                                                        ==========    ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current maturities of long-term debt and short-term borrowings.......................   $  228,480    $  231,290
Accounts payable  ...................................................................      202,495       268,473
Restructuring reserves...............................................................       61,372        71,595
Long-term debt, less current maturities..............................................    1,984,112     1,895,140
Long-term employee related benefits..................................................      380,426       358,849
Postretirement medical benefits......................................................      547,492       545,574
Other liabilities....................................................................      784,090       933,380
                                                                                        ----------    ----------
                  Total liabilities..................................................    4,188,467     4,304,301
                                                                                        ----------    ----------
                  Total stockholders' deficit........................................   (1,056,612)   (1,098,573)
                                                                                        ----------    ----------
                  Total Liabilities and Stockholders' Deficit........................   $3,131,855    $3,205,728
                                                                                        ==========    ==========


